Exhibit (99.11)

ISSN 1718-8369

V o l u m e 5, n u m b e r 6	D e c e m b e r 1 7, 2 0 1 0
AS AT SEPTEMBER 30, 2010

Highlights for September 2010

❑ Budgetary revenue in September amounts to $5.7 billion, up $57 million compared to last year. Own-source revenue amounts to $4.4 billion, while federal transfers stand at $1.3 billion.

❑ Program spending amounts to $5.0 billion, up $250 million compared to last year.

❑ Debt service stands at $556 million, up $58 million compared to September 2009.

❑ A surplus of $153 million was posted in September 2010.

❑ Taking the $37 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $116 million.

 On the basis of the cumulative results as at September 30, 2010, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $1.0 billion. As forecast in the Update on Québec’s Economic and Financial Situation of last December 2, the 2010-2011 budget deficit within the meaning of the Balanced Budget Act should amount to $4.6 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Update on Québec’s
					Economic and
	September		April to September		Financial Situation
						Forecast
						Growth
	2009[1]	2010	2009-2010[1]	2010-2011	2010-2011%
BUDGETARY REVENUE
Own-source revenue	4 355	4 418	23 763	24 813	50 346	4.9
Federal transfers	1 277	1 271	7 534	7 601	15 375	1.4
Total	5 632	5 689	31 297	32 414	65 721	4.1
BUDGETARY EXPENDITURE
Program spending	- 4 729	- 4 979	- 29 214	- 30 370	- 62 917	2.2
Debt service	- 498	- 556	- 3 051	- 3 362	- 7 004	14.5
Total	- 5 227	- 5 535	- 32 265	- 33 732	- 69 921	3.3
NET RESULTS OF CONSOLIDATED ENTITIES[2]	12	- 1	165	588	836	—
Contingency reserve					- 400	—
SURPLUS (DEFICIT)	417	153	- 803	- 730	- 3 764	—
BALANCED BUDGET ACT
Generations Fund[3]	- 48	- 37	- 292	- 307	- 842	—
Stabilization reserve[4]	—	—	433	—	—	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	369	116	- 662	- 1 037	- 4 606	—

1

For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

2	These net results are those of non-budget-funded bodies, special funds, the health and social services and the education networks, and the Generations Fund.
3	The budgetary balance within the meaning of the Balanced Budget Act excludes the results of the Generations Fund.
4	The stabilization reserve is used in accordance with the Balanced Budget Act.

Cumulative results as at September 30, 2010

Budgetary balance

❑ For the period from April to September 2010, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1.0 billion, $375 million more than last year.

Budgetary revenue

❑ As at September 30, 2010, budgetary revenue amounts to $32.4 billion, $1.1 billion more than as at September 30, 2009.

—           Own-source revenue stands at $24.8 billion, $1.1 billion more than last year.

—           Federal transfers amount to $7.6 billion, up $67 million compared to September 30, 2009.

Budgetary expenditure

❑ Since the beginning of the year, budgetary expenditure amounts to $33.7 billion, an increase of $1.5 billion, or 4.5%, compared to last year.

—           Program spending rose $1.2 billion, or 4.0%, and stands at $30.4 billion. The most significant changes are in the Health and Social Services ($379 million), Administration and Justice ($271 million) and Education and Culture ($247 million) missions.

–    The increase in program spending up to September is attributable in part to changes to the payment schedules of grants to La Financière agricole du Québec and the Société d’habitation du Québec. Since the bulk of these grants was paid in the first half of the year, the impact on the overall growth in spending will decline over the coming months.

–     As indicated in the Update on Québec’s Economic and Financial Situation of last December 2, the expected increase for the fiscal year as a whole is 2.2%.

—           Debt service amounts to $3.3 billion, up $311 million or 10.2% compared to last year.

Consolidated entities

❑ As at September 30, 2010, the net results of consolidated entities show a surplus of $588 million.

—           Revenue dedicated to the Generations Fund amounts to $307 million.

Net financial requirements

❑ As at September 30, 2010, consolidated net financial requirements stand at $4.6 billion, a decrease of $754 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS (millions of dollars)	(Unaudited data)

	September			April to September
	2009[1]	2010	Change	2009-2010[1]	2010-2011	Change
BUDGETARY REVENUE
Own-source revenue	4 355	4 418	63	23 763	24 813	1 050
Federal transfers	1 277	1 271	- 6	7 534	7 601	67
Total	5 632	5 689	57	31 297	32 414	1 117
BUDGETARY EXPENDITURE
Program spending	- 4 729	- 4 979	- 250	- 29 214	- 30 370	- 1 156
Debt service	- 498	- 556	- 58	- 3 051	- 3 362	- 311
Total	- 5 227	- 5 535	- 308	- 32 265	- 33 732	- 1 467
NET RESULTS OF CONSOLIDATED ENTITIES	12	- 1	- 13	165	588	423
SURPLUS (DEFICIT)	417	153	- 264	- 803	- 730	73
Consolidated non-budgetary surplus (requirements)	- 439	- 93	346	- 4 519	- 3 838	681
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 22	60	82	- 5 322	- 4 568	754

1        For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	September			April to September
			Change			Change
Revenue by source	2009	2010	%	2009-2010	2010-2011%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 089	2 139	2.4	9 277	9 595	3.4
Contributions to Health Services Fund	513	529	3.1	2 785	2 869	3.0
Corporate taxes	161	119	- 26.1	1 480	1 651	11.6
Consumption taxes	1 169	1 321	13.0	7 026	7 553	7.5
Other sources	174	130	- 25.3	1 292	1 331	3.0
Total own-source revenue excluding government enterprises	4 106	4 238	3.2	21 860	22 999	5.2
Revenue from government enterprises	249	180	- 27.7	1 903	1 814	- 4.7
Total own-source revenue	4 355	4 418	1.4	23 763	24 813	4.4
Federal transfers
Equalization	696	713	2.4	4 177	4 276	2.4
Health transfers	347	355	2.3	2 074	2 132	2.8
Transfers for post-secondary education and other social programs	120	119	- 0.8	712	716	0.6
Other programs	114	84	- 26.3	571	477	- 16.5
Total federal transfers	1 277	1 271	- 0.5	7 534	7 601	0.9
BUDGETARY REVENUE	5 632	5 689	1.0	31 297	32 414	3.6

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	September			April to September
			Change			Change
Expenditures by mission	2009[1]	2010	%	2009-2010[1]	2010-2011%
Program spending
Health and Social Services	1 994	2 143	7.5	13 457	13 836	2.8
Education and Culture	1 321	1 447	9.5	6 852	7 099	3.6
Economy and Environment	588	520	- 11.6	3 825	4 013	4.9
Support for Individuals and Families	456	471	3.3	2 823	2 894	2.5
Administration and Justice	370	398	7.6	2 257	2 528	12.0
Total program spending	4 729	4 979	5.3	29 214	30 370	4.0
Debt service	498	556	11.6	3 051	3 362	10.2
BUDGETARY EXPENDITURE	5 227	5 535	5.9	32 265	33 732	4.5

1        For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.